EXHIBIT 24.1

POWER OF ATTORNEY

    Know all persons by these presents that the undersigned have made, constituted and appointed, and BY THESE PRESENTS make, constitute and appoint Gary S. Holter, Kenneth Batko and Linda R. Witte, true and lawful ATTORNEYS for himself and in his name, place and stead to sign that certain Annual Report on Form 10-K, including all exhibits thereto, which Form 10-K is to be filed with the Securities and Exchange Commission on or about March 15, 2001, to be executed by the undersigned in his capacity as a Director of APAC Customer Services, Inc., and to perform any and all other acts necessary in order to consummate such transaction, giving and granting unto Gary S. Holter, Kenneth Batko and Linda R. Witte, said ATTORNEYS full power and authority to do and perform all and every act and thing whatsoever, requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as the undersigned might or could do if personally present at the doing thereof, with full power of substitution and revocation, hereby ratifying and confirming all that Gary S. Holter, Kenneth Batko and Linda R. Witte, said ATTORNEYS or their substitutes shall lawfully do or cause to be done by virtue hereof.

/s/ Theodore S. Schwartz /s/ Peter M. Leger /s/ Clark E. McLeod /s/ Thomas M. Collins /s/ Robert F. Bernard /s/ Paul G. Yovovich